Registration No. 333-164430

As filed with the U.S. Securities and Exchange Commission on February 2, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPECTRASCIENCE, INC.
(Exact name of registrant as specified in its charter)

Minnesota	3845	94-3096597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number	(IRS Employer Identification Number)

11568 Sorrento Valley Road, Suite 11
San Diego, California 92121
(858) 847-0200
(Address and telephone number of registrant’s principal executive offices)

Jim Hitchin
Chairman and Chief Executive Officer
11568 Sorrento Valley Road, Suite 11
San Diego, California 92121
(858) 847-0200
(Name, address and telephone number of agent for service)

With a copy to:
Steven Dickinson, Esq.
Fredrikson & Byron P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
PH: (612) 492-7331
FAX: (612) 492-7077

Approximate date of commencement of proposed sale to the public:   From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(4)
Common Stock, underlying Series B Convertible Preferred Stock, par value $0.01 per share	25,000,000 shares	$0.42	(2)	$10,500,000	$748.65
Common Stock underlying warrants held by current shareholders subject to this offering	12,500,000 shares	$0.42	(3)	$5,250,000	$374.33
Common Stock underlying warrants held by selling agents subject to this offering	2,500,000 shares	$0.42	(3)	$1,050,000	74.87
Common Stock	249,213 shares	$0.42	(2)	$104,669	$7.46
TOTAL	40,249,213 shares	$0.42		$16,904,669	$1,205.31

(1)	The shares of our Common Stock being registered hereunder are being registered for sale by the Selling Shareholders, as defined in the accompanying Prospectus.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average high and low sales price of our Common Stock on January 29, 2010.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, based upon the average high and low sales price of our Common Stock on January 29, 2010.

(4)	Of this amount, $693.88 was previously paid on January 20, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Spectrascience, Inc. has prepared this pre-effective amendment No. 1 to its registration statement on Form S-1 solely for the purpose of filing with the Securities and Exchange Commission exhibit 5.1 to the registration statement, revising the exhibit list accordingly, amending the registration fee calculation on the facing page, and providing an executed signature page to the previously filed registration statement on Form S-1, which was inadvertantly filed without conformed signatures. This pre-effective amendment No. 1 consists only of the facing page, this explanatory note, Part II to the registration statement, the executed signature page to the previously filed registration statement, and the signature page to this amendment No. 1.  This pre-effective amendment No. 1 does not modify any provision of the prospectus included in the registration statement and, accordingly, such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The Company will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$1,205.31
Printing and Engraving Expenses	$1,000.00
Accounting Fees and Expenses	$25,000.00
Legal Fees and Expenses	$20,000.00
Miscellaneous	$2,500.00
TOTAL	$49,705.31

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended Articles of Incorporation (our “Articles”) permit us to limit the liability of our directors.   Our Articles and amended bylaws (our “Bylaws”) provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Company or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Company’s stock under Minnesota Statutes Section 302A.559 or on violations of Minnesota state securities laws (Minnesota Statutes, Section 80A.76); (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date Article IV of our Amended Articles of Incorporation became effective. If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Minnesota Business Corporation Act. Any repeal or modification of this Article IV by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

The provisions of our Bylaws and Articles regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our Articles or Bylaws.

We believe that the indemnity provisions contained in our Bylaws and the limitation of liability provisions contained in our Articles are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Nine-Month Period Ending September 30, 2009

From May through September 2009, the Company sold 8,340,000 shares of Series B Convertible Preferred Stock to accredited investors at a price of $0.20 per share for an aggregate consideration of $1,668,000. The Company received net cash proceeds of $1,434,640 after the payment of finder’s fees and expenses of $233,360.

Fiscal Year Ended December 31, 2008

Common Stock

In December 2008, the Company issued 100,000 restricted common shares to Fusion Capital in payment of expenses related to a proposed financing. The fair value of the shares was determined to be, and the company capitalized an amount of $33,000, based upon the market value of the stock on the date of issuance. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In June 2008, the Company issued 10,000 restricted common shares to a vendor for services. The fair value of the shares was determined to be $7,500, and the company recognized expense in the amount of $7,500, based upon the market value of the stock on the date of issuance.

In February 2008, the Company issued 615,386 shares of Common Stock to accredited investors at a price of $0.70 per share for an aggregate consideration of $430,770. The Company received net cash proceeds of approximately $377,000 after placement agent commissions and expenses of $42,770. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

 In May 2008, the Company issued 121,470 shares of Common Stock to accredited investors at a price of $0.70 per share for an aggregate consideration of $85,000 in the final closing tranche of the Financing. The Company received net cash proceeds of approximately $68,000 after placement agent commissions and expenses of approximately $17,000. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock

In March 2008, the holder of 2,000,000 shares of Series A Convertible Preferred stock converted his shares into 8,000,000 shares of restricted Common Stock. The Series A Convertible Preferred Stock was converted into Common Stock at a conversion price of $0.125 per share. The Company received no proceeds as a result of the transaction.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock Warrants

In December 2008, the holders of 71,250 of the Company’s Series A Preferred Warrants effected a cashless exercise of their warrants in exchange for 147,981 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In May 2008, the holders of 153,750 of the Company’s Series A Preferred Warrants effected a cashless exercise of their warrants in exchange for 521,249 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In April 2008 a holder of 25,000 of the Company’s Series A Preferred Warrants effected a cashless exercise of his warrants in exchange for 84,568 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

 Common Stock Purchase Warrants

In May 2008, as additional consideration associated with a private placement of Common Stock, the Company issued 73,681 five-year cashless warrants to purchase an equal number of common shares at $0.80 per share to Advanced Equities, Inc., the placement agent associated with the placement. The Company is obligated to reserve 73,681 common shares under these warrants and the shares underlying the warrants are subject to a registration rights agreement. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Stock Options

In May 2008, 20,000 stock options held by an employee were exercised. The Company received net proceeds of $3,000 as a result of the exercise.

Fiscal Year Ended December 31, 2007

Common Stock

In December 2007, the Company issued 7,142,857 shares of Common Stock to accredited investors at a price of $0.70 per share. The Company received net cash of approximately $4,379,000 after placement agent commissions and expenses of $600,000 and other transaction expenses of approximately $21,000. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In November 2007, the Company issued 11,200,000 shares of restricted Common Stock to accredited investors in exchange for the assets of LUMA Imaging Corporation. The price paid was based on the fair-value of the underlying assets received, which totaled approximately $5,025,000 or $0.45 per share. This transaction was exempt from registration pursuant to Section 4(2) promulgated under the Securities Act of 1933.

From March through May of 2007, the Company issued 2,270,000 shares of Common Stock at a price of $0.50 per share to accredited investors for $1,135,000 in cash. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock

In June 2007, the Company issued 2,000,000 shares of Series A Convertible Preferred Stock to accredited investors at a price of $0.50 per share for $1,000,000 in cash. As of December 31, 2007, the Series A Convertible Preferred is convertible into Common Stock.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock Purchase Warrants

In June 2007, the Company issued five-year warrants to accredited investors to purchase 250,000 shares of Series A Preferred at $0.50 per share.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Common Stock Purchase Warrants

In December 2007, the Company issued 714,285 five-year warrants to purchase Common Stock at $0.80 per share to Advanced Equities, Inc., the Placement Agent associated with the December private equity financing.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Fiscal Year Ended December 31, 2006

Common Stock

In the second quarter of 2006, the Company issued 749,325 shares of Common Stock to accredited investors at a price of $0.67 per share. The Company received cash proceeds of approximately $502,000 and no commissions or other compensation was paid. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules

EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Luma Acquisition Agreement (2)

3.1	Amended and Restated Articles of Incorporation (3)

3.2	Amended Bylaws (10)

4.1	Certificate of Creation of Series A Preferred Stock (4)

4.2	Stock Purchase Warrant for Series A Preferred Stock (4)

4.3	Common Stock Purchase Warrant issued to Placement Agent (5)

4.4	Certificate of Designation for Series B Preferred Stock (9)

4.5	Stock Purchase Warrant for Series B Preferred Stock (9)

5.1	Opinion of Counsel (1)

10.1*	SpectraScience, Inc. Amended 2001 Stock Plan (6)

10.2*	Form of Directors’ Option Agreement (10)

10.3	Common Stock Purchase Agreement dated as of January 30, 2009, by and between the Company and Fusion Capital Fund II, LLC (7)

10.4	Registration Rights Agreement dated as of January 30, 2009, by and between the Company and Fusion Capital Fund II, LLC (8)

21.1**	Subsidiaries of SpectraScience, Inc., (LUMA Imaging Corporation)

23.1**	Consent of J.H. Cohn, LLP

23.2**	Consent of McGladrey & Pullen, LLP

23.3	Consent of Fredrikson & Byron, P.A. (Included in Exhibit 5.1 to this Registration Statement)(1)

24.1	Power of Attorney (included in Part II of this Registration Statement under the caption “Signatures”)

*	Management contract or compensatory arrangement.
**	Previously filed
(1)	Filed herewith.
(2)	Incorporated by reference to the exhibit of the same number to the Company’s Current Report on Form 8-K (File number 000-13092) as filed with the SEC on November 13, 2007.
(3)
Incorporated by reference to the exhibit of the same number to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (File number 000-13092) as filed with the SEC on November 16, 2009.

(4)
Incorporated by reference to the exhibit of the same number to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 (File number 000-13092) as filed with the SEC on August 14, 2007.

(5)	Incorporated by reference to the exhibit of the same number to the Company’s Annual Report on Form 10-KSB (File number 000-13092) as filed with the SEC on March 31, 2008.
(6)	Incorporated by reference to Exhibit 10.27 to the Company’s Current Report on Form 8-K (File number 000-13092) as filed with the SEC on August 6, 2004.
(7)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File number 000-13092) as filed with the SEC on February 4, 2009.
(8)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File number 000-13092) as filed with the SEC on February 4, 2009.
(9)
Incorporated by reference to the exhibit of the same number to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (File number 000-13092) as filed with the SEC on August 14, 2009.

(10)	Incorporated by reference to the exhibit of the same number to the Company’s Registration Statement on Form S-1 (File number 333-158899) as filed with the SEC on April 29, 2009.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For the purposes of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on January 20, 2010.

SPECTRASCIENCE, INC.

By:	/s/ Jim Hitchin
Name:	Jim Hitchin
Title:	President, Chief Executive Officer

We, the undersigned directors and officers of SpectraScience, Inc., do hereby sign this Registration Statement and do hereby constitute and appoint Jim Hitchin and Jim Dorst, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable SpectraScience, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title(s)	Date
/s/ Jim Hitchin	Chairman of the Board, President and Chief Executive Officer	January 20, 2010
Jim Hitchin	(principal executive officer)

/s/ Jim Dorst	Chief Financial Officer	January 20, 2010
Jim Dorst	(principal financial officer and principal accounting officer)

/s/ Mark D. McWilliams	Director	January 20, 2010
Mark D. McWilliams

/s/ F. Duwaine Townsen	Director	January 20, 2010
F. Duwaine Townsen

/s/ Stanley J. Pappelbaum	Director	January 20, 2010
Stanley J. Pappelbaum, M.D.

/s/ Chester E. Sievert, Jr.	Director	January 20, 2010
Chester E. Sievert, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on February 2, 2010.

SPECTRASCIENCE, INC.

By:	/s/ Jim Hitchin
Name:	Jim Hitchin
Title:	President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title(s)	Date
/s/ Jim Hitchin	Chairman of the Board, President and Chief Executive Officer	February 2, 2010
Jim Hitchin	(principal executive officer)

/s/ Jim Dorst	Chief Financial Officer	February 2, 2010
Jim Dorst	(principal financial officer and principal accounting officer)

/s/ Mark D. McWilliams	Director	February 2, 2010
Mark D. McWilliams

/s/ F. Duwaine Townsen	Director	February 2, 2010
F. Duwaine Townsen

/s/ Stanley J. Pappelbaum	Director	February 2, 2010
Stanley J. Pappelbaum, M.D.

/s/ Chester E. Sievert, Jr.	Director	February 2, 2010
Chester E. Sievert, Jr.